EXHIBIT 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P., as independent oil and gas consultants, hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Occidental Petroleum Corporation (the “Company”) of references to Ryder Scott Company, L.P. and information from its letter dated February 5, 2020, relating to its review of the methods and procedures used by the Company for estimating its oil and gas proved reserves, included or made a part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
March 23, 2020

SUITE 800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799	FAX (403) 262-2790
633 17TH STREET, SUITE 1700	DENVER, COLORADO 80202	TEL (303) 339-8110